EXHIBIT 10(e)-6

CHANGE IN CONTROL AGREEMENT; AMENDMENT TO EMPLOYMENT AGREEMENT

                THIS AGREEMENT made and entered into as of April 15, 2005 between TCF FINANCIAL CORPORATION, a Delaware Corporation (the “Company”) and Craig R. Dahl (the “Executive”).

R E C I T A L S:

                WHEREAS, the Executive is now and has been Executive Vice President of the Company;

                WHEREAS, the Board of Directors of the Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by any pending or threatened Change in Control (as defined below) of the Company;

                WHEREAS, as a partial inducement for the Executive to contemporaneously enter into a Nonsolicitation and Confidentiality Agreement with the Company, the Company desires to provide the Executive with certain compensation and benefits in the event a Change in Control of the Company occurs; and

                WHEREAS, the Executive is already a party to an employment agreement (the “Employment Agreement”) that was effective April 26, 1999 with the Company;

                NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the parties hereby agree as follows:

                1.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

                (a)           Cause.   Termination of Executive’s employment for “cause” shall be deemed to have occurred if the Company follows the procedures set forth in this paragraph and terminates Executive’s employment on account of any one of the following: (i) Executive has engaged in willful and recurring misconduct in not following the legitimate directions of the Board of Directors of the Company; (ii) Executive has been convicted of a felony and all appeals from such conviction have been exhausted; (iii) Executive has engaged in habitual drunkenness; (iv) Executive has been excessively absent from work which absence is not related to disability, illness, sick leave or vacations; or (v) Executive has engaged in continuous conflicts of interest between his personal interests and the interests of the Company.  If the Company proposes to terminate the employment of the Executive for Cause, the Company shall give written notice to the Executive specifying the reasons for such proposed determination with particularity and, in the case of a termination for Cause under clause (i) of this paragraph (including any breach of the provisions of paragraph 5 of

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this Agreement), (iii) or (iv), the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Board of Directors of the Company, which period shall be no less than thirty (30) days from the Executive’s receipt of the notice of proposed termination.  Notwithstanding the foregoing, the Executive’s employment shall not be terminated for Cause unless and until there shall be delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his legal counsel, to be heard before the Board of Directors) finding that, in the opinion of the Company’s Board of Directors, the Executive has engaged in conduct justifying a termination for Cause.

                (b)           Change in Control.  A “Change in Control” shall be deemed to have occurred if, prior to the expiration of the term of this Agreement:

                                                                (i)            any “person”, as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

                                                                (ii)           during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows:  individuals who at the beginning of such period constitute the Board of new directors whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

                                                                (iii)          the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

                (c)           Good Reason.  By following the procedure set forth in this paragraph, the executive shall have the right to terminate the Executive’s employment with the company for “Good Reason” in the event (i) the executive is not at all times the same duly elected officer of the Company that

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Executive was immediately prior to the change in control; (ii) there is any material reduction in the scope of the Executive’s authority and responsibility (provided, however, in the event of any illness or injury which disables the Executive from performing the Executive’s duties, the Company may reassign the Executive’s duties to one or more other employees until the Executive is able to perform such duties); (iii) there is a reduction in the Executive’s Base Salary, an amendment to any stock incentive plan, pension plan or supplemental employee retirement plan applicable to the Executive which is materially adverse to the Executive, or a material reduction in the other benefits to which the Executive was entitled prior to the Change in Control; (iv) the Company requires the Executive’s principal place of employment to be anywhere other than where it was immediately prior to the change in control, or there is a relocation of the Company’s principal executive offices from where the were immediately prior to the change in control; or (v) the Company otherwise fails to perform its obligations under this Agreement. If the Executive proposes to terminate his employment for Good Reason under this paragraph, the Executive shall give written notice to the Company, specifying the reason therefor with particularity.  In the event the Executive proposes to terminate his employment for Good Reason under clause (i), (ii), (iii) or (iv) in this paragraph, the termination shall be effective on the date of such notice.  In the event the Executive proposes to terminate his employment for Good Reason under clause (v) in this paragraph, the Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the notice which shall not be less than thirty (30) days.  If such correction is not so made or the circumstances or situation is such that it is not curable, the Executive may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation, give written notice to the Company that his employment is terminated for Good Reason effective forthwith.

                (d)           Termination Date.  “Termination Date” means the date on which the Executive’s employment with the Company is terminated.

                2.             Termination upon Change in Control.  The Executive shall be entitled to the following severance benefits (which benefits in each case are referred to as the “Termination Payments”) if a Change in Control occurs and (i) the Executive terminates his employment for any reason by giving the Company notice within the 30-day period immediately preceding the first anniversary of the closing date of the Change in Control or (ii) within twenty-four (24) months after the occurrence of such Change in Control (A) the Executive terminates employment for Good Reason, or (B) the Executive’s employment is terminated by the Company without Cause:

                (a)           Base Salary.  The Company shall pay the Executive a lump sum cash payment, no later than thirty (30) days after the date on which his employment terminates, in an amount equal to the Executive’s base salary multiplied by two (2).  For this purpose, “base salary” means the Executive’s annual salary rate at the time of employment termination or just prior to the Change in Control, whichever is higher.

                (b)           Annual Bonus.  If the Termination Date (as defined below) occurs before the annual

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bonus for any preceding calendar year has been paid, the Company shall pay to the Executive the amount of the Executive’s annual bonus for such preceding calendar year as soon as it is determinable.  In addition, not later than thirty (30) days after the date on which the Executive’s employment terminates, the Company shall pay the Executive a lump such cash payment equal to the average of the annual bonus paid or payable to the Executive in respect of the three calendar years immediately preceding the year in which the Change in Control occurred multiplied by two (2).

                (c)           [Reserved]

                (d)           Stock Incentives.  Not later than thirty (30) days after the date on which the Executive’s employment terminates, the Company shall pay the Executive a lump sum cash payment equal to the sum of:

                                                                (i)            the amount by which the fair market value (determined as of the Termination Date) of the number of shares of stock subject to any stock option which is forfeited or which otherwise becomes nonexercisable by the Executive by reason of his termination of employment exceeds the option price for such shares;

                                                                (ii)           such additional amounts (or the fair market value of such additional property) in excess of the amount determined pursuant to paragraph 1(d)(i) that would have been paid or distributed to the Executive upon his exercise of any such forfeited stock options, had such options been exercisable, and exercised, by the Executive as of the Termination Date;

                                                                (iii)          an amount equal to the fair market value (determined as of the Termination Date) of any shares of restricted stock forfeited by the Executive by reason of his termination of employment; and

                                                                (iv)          an amount equal to the amount that the Executive would have received if any stock appreciation right which is forfeited or which otherwise becomes nonexercisable by the Executive by reason of his termination of employment had been exercisable, and exercised, by Executive as of the Termination Date.

It is understood and agreed that the payments under this paragraph 2(d) are to occur only to the extent Executive is not entitled to exercise his options or stock appreciation rights, or to retain or receive his restricted stock, after the termination of his employment under the provisions of Executive’s stock option, restricted stock, or stock appreciation rights agreements.  The provisions of this paragraph 2(d) shall not apply to any restricted stock grants under any agreement with the Company in the event a “Change in Control” shall have occurred within the meaning of any such agreement and as a result the Executive’s stock grant has vested under the terms of such agreement.

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                3.             Certain Additional Payments by the Company.

                (a)           Gross-Up Payment.  Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay the Executive in cash an amount (the “Gross-Up Payment”) such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed on the Payments.

                (b)           Determination of Gross-Up Payment.  Subject to paragraph 3(c) below, all determinations required to be made under this paragraph 2, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive within thirty (30) days after the Termination Date.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required under this paragraph 3 (which accounting firm shall then be referred to as the “Accounting Firm”).  All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this paragraph 3 shall be promptly paid by the Company.  A Gross-Up Payment (as determined pursuant to this paragraph 3) shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or a similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-up Payments which will not have been made by the Company should have been made (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to paragraph 3(c) below, and the Executive is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within five (5) days after such determination.

                (c)           Contest.  The Executive shall notify the Company in writing of any claim made by

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the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                                                                (i)            give the Company any information reasonably requested by the Company relating to such claim;

                                                                (ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                                                                (iii)          cooperate with the Company in good faith in order effectively to contest such claim;

                                                                (iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph 3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder

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                                                and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                4.             Benefits in Lieu of Severance Pay Policy.  The severance benefits provided for in paragraph 2 are in lieu of any benefits that would otherwise be provided to the Executive under the Company’s severance pay policy and the Executive shall not be entitled to any benefits under the Company’s severance pay policy.

                5.             Rights in the Event of Dispute.  In the event of a dispute between the Company and the Executive regarding this Agreement, it is the intention of this Agreement that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides, and that during pendency of the dispute the Executive and the Company shall be on equal footing, as follows:

                (a)           Arbitration.  Any claim or dispute relating to the terms and performance of this Agreement, shall be resolved by binding private arbitration before three arbitrators and any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within ten (10) days of the award.  Either party may request arbitration by written notice to the other party.  Within thirty (30) days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator; in the event the two arbitrators cannot agree upon the third arbitrator within then (10) days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court.  Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances.  The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances.

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                (b)           Expenses of Prosecution/Defense of Claim.  During the pendency of a dispute between the Company and the Executive relating to the terms or performance of this Agreement, the Company shall promptly pay the Executive’s reasonable expenses of representation upon delivery of periodic billings for same, provided that (i) Executive (or a person claiming on his behalf) shall promptly repay all amounts paid hereunder at the conclusion of the dispute if the resolution thereof includes a finding that the Executive did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by the Executive or any person acting on his behalf unless made in writing to the Board of Directors within one year of the performance of the services for which such claim is made.

                6.             Other Benefits.  The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Executive or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company, or its subsidiaries.

                7.             Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law.  The Executive’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

                8.             Severability.  If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

                9.             Survival.  The rights and obligations of the parties pursuant to this Agreement shall survive the termination of the Executive’s employment with the Company to the extent that any performance is required hereunder after such termination.

                10.           Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its Secretary) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to his last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by written notice to the other party.

                11.           Term.  The term of this Agreement shall commence on the date it is signed and shall

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continue through January 1, 2008, provided that in the event Executive’s Year 2000 Stock Grant becomes fully vested prior to January 1, 2008 (other than due to a change in control) this Agreement shall terminate on the date on which such full vesting occurs.

                12.           Amendments and Construction.  This Agreement may only be amended in a writing signed by the parties hereto.  This Agreement shall be construed under the laws of the State of Minnesota.  Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

                13.           No Guarantee of Employment; Employment Agreement Superceded.  This Agreement shall not be construed as any guarantee or obligation of continuing employment on the part of the Company or Executive.  Executive’s employment is governed by the terms of his Employment Agreement.  In the event that Executive has a termination of employment that is covered by this Agreement, Executive’s Employment Agreement shall become null and void.  Otherwise, Executive’s Employment Agreement remains in full force and effect.

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                IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

TCF FINANCIAL CORPORATION
ATTEST:

	By	/s/ Lynn Nagorske

/s/ Gregory J. Pulles	Its	President
Vice Chairman, General Counsel and Secretary

WITNESS:

/s/ Diane O. Stockman	/s/ Craig R. Dahl
Craig R. Dahl

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EXHIBIT 10(e)-6

TCF FINANCIAL CORPORATION

EMPLOYMENT AGREEMENT

                This Employment Agreement (this “Agreement”) is entered into effective as of April 26, 1999 (the “Effective Date”), by and between TCF Financial Corporation (“TCF Financial”) and Craig R. Dahl (“Executive”).

                WHEREAS, Executive has been elected to and has agreed to serve in the position of Executive Vice President for TCF Financial, a position of substantial responsibility; and

                WHEREAS, TCF Financial recognizes the substantial contributions Executive is expected to make to TCF Financial and considers the establishment and maintenance of sound and vital senior management to be essential to protecting and enhancing the best interests thereof and therefore desires to enter into an agreement governing the terms and conditions of Executive’s employment;

                NOW, THEREFORE, in consideration of the expected contributions and responsibilities of Executive and the other mutual promises, terms and conditions hereinafter provided, the parties hereto agree as follows:

Section 1 - Definitions

                1.1           A “Change in Control” shall mean:

                                (a)           During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of TCF Financial cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new Director was approved by a vote of at lease two-thirds of the Board members then still in office who were Board members at the beginning of the period or who were similarly nominated;

                                (b)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of TCF Financial representing twenty-five percent (25%) or more of TCF Financial’s outstanding securities, except for any securities purchased by TCF’s employee stock ownership plan and trust and any person who becomes a twenty-five percent (25%) beneficial owner solely as a result of stock repurchases by TCF Financial; or

                                (c)           The shareholders of TCF Financial approve, and there is consummated, a dissolution or liquidation, or a merger, consolidation or other corporate reorganization of TCF Financial under circumstances in which TCF Financial will not be the surviving party; or

                                (d)           the Board of Directors of TCF Financial shall approve, and there is consummated, the sale of all, or substantially all, of the business or assets of TCF Financial; or

                                (e)           the Board of Directors of Winthrop Resources Corporation (hereinafter referred to as Winthrop”) or the Board of Directors of TCF Leasing, Inc., or any other equipment finance leasing company headed by Executive which is an affiliate of Winthrop or a subsidiary of TCF Financial (hereinafter TCF Leasing, Inc. and any other such leasing company affiliate are jointly referred to as “New Leasing Co.”)shall approve, and there shall be consummated, a dissolution or liquidation, or a merger, consolidation or other corporate reorganization of Winthrop or New Leasing Co., or of the Value Added line of business or either, such that Winthrop, New Leasing Co., or the Value Added line of business of any of them is no longer owned or controlled by TCF Financial.

                                (f)            Notwithstanding the foregoing, a sale, spin-off or other reorganization of the small ticket business of Winthrop or New Leasing Co. shall not be deemed a change in control under this Agreement, and any internal reorganization or combination of TCF-affiliated companies with each other shall also not be deemed a change in control under this Agreement.

                1.2           The “Code” shall mean the Internal Revenue Code of 1986, as amended.

                1.3           “Date of Termination” shall mean:

                                (a)           If death or Disability under Section 7.1 of this Agreement automatically terminates Executive’s employment, the date on which the event that triggered that automatic termination occurred; or

                                (b)           If Executive’s employment is terminated by Executive, whether for Good Reason or otherwise under Section 7.3 of this Agreement, or by TCF Financial under Section 7.2 of this Agreement, the date specified in Section 7.4 of this Agreement.

                1.4           “Disability” shall mean Executive is “disabled” for purposes of TCF’s long term disability coverage and is entitled to benefits under such coverage.

                1.5           “Good Reason” shall be deemed to exist if:

                                (a)           Within two years after a Change in Control, without Executive’s express written consent: (1) Executive is assigned any duties inconsistent in any material respect with Executive’s employment position, duties, responsibilities or status with TCF Financial on the Effective Date; (2) Executive’s reporting responsibilities, titles or offices as in effect on the Effective Date are reduced in any material respect; (3) Executive is removed from or is not re-elected Executive Vice President of TCF Financial, except in connection with the termination of Executive’s employment for Cause, on account of Disability, as a result of Executive’s death, or by Executive other than for Good Reason;

                                (b)           Within two years after a Change in Control, TCF Financial’s principal executive offices are relocated to a location at least 30 miles from its current locations; or TCF Financial requires Executive to be based anywhere other than in the Minneapolis/St. Paul metropolitan area, except for required travel on TCF Financial’s business to an extent substantially consistent with similarly situated executives’ business travel obligations; or

                                (c)           Within two years after a Change of Control: (1) TCF Financial reduces in any material respect Executive’s Base Compensation or Bonus Compensation; or (2) TCF Financial takes any action which would materially adversely affect Executive’s benefits under any benefit plan maintained by TCF Financial for comparable executives or deprive Executive of any material fringe benefits provided to comparable executives of TCF Financial.

                1.6           The “TCF Financial Board” shall mean the Board of Directors of TCF Financial.

                1.7           The “TCF Personnel Committee” shall mean such members of the Personnel Committee of the TCF Financial Board who qualify as independent or as non-employees from time to time under Rule 16b-3 of the Securities Exchange Commission or under Section 162(m) of the Internal Revenue Code, and their related rules, regulations and pronouncements.

                1.8           “Notice of Termination” shall mean a notice, from TCF Financial or from Executive, which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and shall state the effective date of the termination.

                1.9           “Secret or Confidential Information” means secret or confidential information of TCF Financial which Executive obtains during the Term of this Agreement (including secret or confidential information of predecessors, subsidiaries and affiliates), including but not limited to lists of customers; contract terms; bidding information and strategies; salary information with respect to employees; financial product design information; business plans; and anything else deemed to be proprietary, provided that secret or confidential information shall not include information reasonably available to the general public.

                1.10         Termination for “Cause” by TCF Financial of Executive’s employment under this Agreement shall mean termination which is determined by the TCF Personnel

Committee to be on account of any one of the following: (i) Executive has engaged in willful and recurring misconduct in not following the legitimate directions of the Personnel Committee or of his supervisor; (ii) Executive has been convicted of a felony or a crime involving theft or dishonesty and all appeals from such conviction have been exhausted; (iii) Executive has engaged in habitual drunkenness or use of illegal drugs; (iv)  Executive has been excessively absent from work which absence is not related to Disability, sick leave or authorized vacations; or (v) Executive has engaged in substantial conflicts of interest between his personal interests and the interests of TCF Financial.

                Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to Executive a written notice of the intention to terminate his employment for Cause specifying the grounds for such termination, providing a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and; (2) following delivery of such written notice, Executive shall have been given a reasonable opportunity to present to the TCF Personnel Committee his position regarding any dispute relating to the existence of such Cause.

Section 2 - Employment and Term

                2.1           Employment.  TCF Financial agrees to employ Executive, and Executive agrees to serve, as an Executive Vice President of TCF Financial.  Executive agrees to accept Employment on the terms and conditions set forth in this Agreement.

                2.2           Term.  The term of this Agreement (the “Term”) shall be a period beginning on the Effective Date and ending on December 31, 2000. On December 31, 1999 however, the term shall be extended by one year so that it expires on December 31, 2001. On each December 31 thereafter, the remaining Term shall be extended by one year.  If the TCF Personnel Committee shall determine on or prior to any such December 31st not to renew this Agreement, then the final term of the Agreement shall be the two years after the December 31st immediately preceding the TCF Personnel Committee’s determination and the Agreement shall not thereafter be renewed or extended.

Section 3 - Duties of Executive

                3.1           Time Devoted; Duties.  Executive shall have overall responsibility for TCF Financial’s leasing and equipment finance operations. Executive shall devote his entire time, attention and energies to his responsibilities and shall render such administrative and management services to TCF Financial as are customarily performed by persons situated in a similar executive capacity, including those services prescribed from time to time by the TCF Personnel Committee. Executive shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Personnel Committee.

                3.2           No Conflicting Activities.  During the term of Executive’s employment under this Agreement, Executive shall not engage in any business or activity contrary to the business affairs or interests of TCF Financial.  Nothing contained in this Section 3 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business or engage in charitable or civic activities as long as such conduct or activity does not interfere with Executive’s duties as set forth in Section 3.1.

Section 4 - Compensation

                4.1           Base Compensation.  Executive shall receive for his services the following Base Compensation:

                                (a)           TCF Financial shall pay Executive an annual salary of $225,000.00 (“Base Compensation”) payable in 26 equal bi-weekly installments.

                                (b)           Any increase in Executive’s Base Compensation shall be left to the sole discretion of the TCF Personnel Committee.  Executive’s Base Compensation shall not be subject to reduction during the Term of this Agreement except as otherwise provided in this Agreement.

                4.2           Bonus Compensation.  TCF Financial shall pay Bonus Compensation to Executive in an amount determined by the TCF Personnel Committee in its sole discretion, provided that Executive shall participate annually in any bonus plan provided to comparable TCF executives (“Bonus Compensation”).  For the calendar year 1999, Executive’s bonus opportunity shall be in the 0 - 200% range based on the following goals:

% Goal	80%	90%	100%	102%	105%
	$$23,623	$26,576	$29,529	$30,119	$31,005

Payout %	25%	75%	150%	175%	200%
Payout $	$56,250	$168,750	$337,500	$393,750	$450,000

 pro-rated to reflect the number of days from the Effective Date of this Agreement through December 31, 1999, divided by 365, but with a guaranteed minimum of $100,000.

                4.3           Additional Compensation: Restricted Stock and Options.  As further compensation TCF Financial has awarded to Executive on or about the commencement of this Agreement 10,000 shares of restricted stock to vest 25% per year starting January 1, 2000 and 40,000 options to purchase TCF stock, to vest on the same schedule and with an exercise price equal to the fair market value of TCF stock on the date of the award. The terms of Executive’s restricted stock and option awards are governed by separate agreements entered into contemporaneously between the parties hereto.  After the initial awards hereunder, the Executive shall be entitled to such additional awards of restricted stock and options as are approved by the TCF Personnel Committee from time to time.

                4.4           Source of Payments.  All payments provided for in this Agreement shall be timely paid by TCF Financial.

Section 5 - Employee Benefits/Fringe Benefits

                5.1           Business Expenses.  During the Term, TCF Financial shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, including but not limited to reasonable travel, entertainment and similar expenses that Executive incurs in promoting the business of TCF Financial; provided, that TCF Financial shall not reimburse any such expense which, prior to its being incurred, TCF Financial directed Executive not to incur. The reimbursement shall be made upon presentation to TCF Financial by Executive, from time to time, of an account of such expenses in such form and in such detail as TCF Financial may request, and shall comply with TCF Financial’s policies regarding expense reimbursement.

                5.2           Fringe Benefits.  In addition to benefits specifically described herein, Executive shall be entitled to receive from TCF Financial the fringe benefits generally available to employees and to full-time senior management employees of TCF Financial occupying the same or a similar position as Executive, as such benefits may be changed from time to time.  As of the Effective Date hereof, such fringe benefits consist of four weeks of vacation annually (Executive’s shall be pro-rated for 1999); a $750 monthly allowance for leasing of a company car; a country club membership; a home business hook-up, phone line and Internet access for Executive’s home computer; an annual executive physical; and tax preparation by KPMG.

                5.3           Benefits.  Throughout the Term of this Agreement, TCF Financial shall make available to Executive the benefits provided to executives generally under TCF Financial’s general benefits programs including, but not limited to, the TCF Employees Stock Purchase Plan (401-k Plan), the TCF Cash Balance Pension Plan, the Deferred Compensation Plan, the Supplemental Employees Retirement Plan (“SERP”), and medical/dental, group term life insurance (including optional insurance which Executive may elect to purchase), disability coverage, and all other benefit plans available to executives generally. Executive shall be eligible to participate in these plans on the same terms and conditions as apply to TCF executives generally.

Section 6 - Confidentiality and Covenant Not to Compete

                6.1           Covenant Not to Compete.  In consideration of the compensation, benefits and other valuable consideration provided to Executive under this Agreement: (i) if TCF Financial terminates Executive’s employment with or without Cause, (ii) if TCF Financial terminates Executive’s employment on account of Disability and Executive is entitled to disability benefits under TCF Financial’s disability benefit plan, or (iii) if Executive terminates employment with or without Good Reason, Executive covenants and agrees that Executive shall not do any of the following:

                                (a)           Without the prior written consent of TCF Financial, engage or become interested in any capacity, directly or indirectly (whether as proprietor, five percent or greater stockholder, director, partner, employee, trustee, beneficiary, or in any other capacity) in any business selling, providing or developing leasing or equipment finance products or services in competition with leasing or equipment finance products or services sold or maintained by Winthrop, New Leasing Co., or any of its subsidiaries or affiliates in the United States; or

                                (b)           Recruit or solicit for employment any current or future employee of TCF Financial, Winthrop, New Leasing Co. or any of their successors, subsidiaries or affiliates.

Executive’s obligations under this Section 6.1 shall continue for two years after such termination of employment.  Notwithstanding the foregoing provisions of this section 6.1, Executive shall have no obligations under this section if Executive’s termination of employment occurs in conjunction with the discontinuance by TCF Financial, Winthrop or TCF Leasing (or any successor thereto) of all or substantially all leasing activities.

                6.2           Confidential Information.  Executive acknowledges that all Secret or Confidential Information is the exclusive property of TCF Financial, as the case may be. Executive shall not during the period of his employment or for two years thereafter, disclose to any person, firm or corporation, or publish or use for any purpose, any Secret or Confidential Information except as properly required in the ordinary course of business of TCF Financial or as directed and authorized thereby.  Upon the termination of his employment for any reason whatsoever, Executive shall return and deliver within 7 days any and all papers, books, records, documents, memoranda and manuals, including all copies thereof, belonging or relating to TCF Financial,  in Executive’s possession, whether prepared by Executive or others.  If at any time after the termination of Executive’s employment, Executive determines that he has any Secret or Confidential Information in his possession or control,  Executive shall immediately return all such Secret or Confidential Information including all copies and portions thereof.

                6.3           Disclosure and Survival of Covenants.  If Executive, after termination of employment and while subject to Sections 6.1 and 6.2, seeks or is offered employment by any other company, firm, or person, he shall provide a copy of this Agreement to the prospective employer prior to accepting employment with that prospective employer.  The provisions of Sections 6.1 and 6.2 shall survive any termination of this Agreement.

Section 7 - Termination

                7.1           Automatic Termination Upon Death or Disability.  Employment under this Agreement shall terminate on the earliest of death of Executive, or the determination by the TCF Personnel Committee of Executive’s Disability.  Thereafter, no further compensation shall be payable under this Agreement except Bonus Compensation already earned.  The Executive’s (and his beneficiaries’) rights to other compensation and benefits shall be determined under the company’s benefit policies and plans applicable to company executives then in effect.

                7.2           Termination by the Personnel Committee.  The TCF Personnel Committee may terminate this Agreement and Executive’s employment at any time with or without Cause by giving Notice of Termination in accordance with Section 7.4 below.

                7.3           Termination by Executive for Good Reason or Otherwise.  Executive may terminate his employment with or without Good Reason by giving Notice of Termination in accordance with Section 7.4 below

                7.4           Notice of Termination.  Any termination by the TCF Personnel Committee or Executive pursuant to this Agreement shall be communicated by written Notice of Termination to the other party hereto and shall specify the effective date of Executive’s termination of employment, which shall be not more than thirty days after the date such Notice is given, or if no date is specified, then the effective date shall be 30 days after such Notice is given.

Section 8 - Compensation Upon Termination

                8.1           Compensation Upon Death.  If Executive’s employment is terminated because of the death of Executive, TCF Financial shall pay Executive’s executors or administrators: (a) within 30 days of Executive’s death, the unpaid balance of Executive’s Base Compensation through the end of the month in which Executive’s death occurred, at 100% of the rate in effect on the date of Executive’s death; and (b) as soon as such Executive’s bonus is calculated, an amount equal to Executive’s Bonus Compensation for the current year prorated based on the number of days elapsed during such year prior to Executive’s death, and thereafter TCF Financial shall have no further obligations under this Agreement.

                8.2           Compensation Upon Disability.  If Executive’s active work ceases because of Disability: (a) TCF Financial shall continue, as and when scheduled, to pay Executive Executive’s Base Compensation through the date Executive’s disability benefits commence, and (b) as soon as Executive’s bonus is calculated for the year, an amount equal to Executive’s Bonus Compensation due for the current year prorated based on the number of days elapsed during such year prior to Executive’s Disability; and thereafter TCF Financial shall have no further obligations under this Agreement unless and until  Executive returns to work pursuant to mutual agreement between Executive and TCF Financial.

                8.3           Compensation Upon Termination for Cause.  If Executive’s employment shall be terminated by TCF Financial for Cause, TCF Financial shall pay Executive his Base Compensation through the Date of Termination, and TCF Financial shall not have any further obligations to Executive under this Agreement other than normal employee benefits.

                8.4           Compensation Upon Termination by TCF Financial Other Than For Cause; Termination by Executive for Good Reason.  If Executive’s employment is terminated by TCF Financial other than for Cause, Disability or death or Executive terminates his employment for Good Reason, then Executive shall be entitled to severance pay consisting of his Base Compensation for each bi-weekly pay period for two years after the effective date of the termination, as and when payable hereunder as if there had been no termination, plus a bonus at the time of termination equal to the average of his last two years of Bonus Compensation preceding the termination plus continuation of the company paid portion of premiums for disability, life insurance, medical and dental coverage such that Executive’s premiums are the same as active employees provided that the employer payments toward premiums for each type of coverage (disability, life insurance, medical and/or dental) will be paid only for so long as Executive elects to continue the respective coverage and further provided that such employer payments toward premiums for each type of coverage will cease as soon as Executive obtains new employment with comparable replacement benefits for such type of coverage. For purposes of this Section 8.4, non-renewal of this Agreement by the Personnel Committee of this Agreement under Section 2.2 shall be deemed to be a  termination by TCF Financial other than for Cause, unless such non-renewal meets the requirements of Section 1.10, in which case the non-renewal will be deemed a termination for Cause.  Upon Executive’s termination of employment, all employee and employer contributions to the TCF Employees Stock Purchase Plan (the “401-k Plan”) and/or the Executive Deferred Compensation Plan (the “Executive Deferred Plan”) shall cease, his severance payments shall not be treated as covered compensation under the 401-k Plan, the Executive Deferred Plan or the TCF Cash Balance Pension Plan, and  Executive will be entitled to distributions from those plans in accordance with their terms.

                8.5           Successors of TCF Financial.  TCF Financial shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of TCF Financial, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that TCF Financial would be required if no such succession had taken place.

Section 9 - Miscellaneous

                9.1           Notice.  Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given for all purposes if mailed by certified mail, postage prepaid and return receipt requested, addressed to the intended recipient at the following address (or at such other address as either party may designate in writing to the other party by certified mail as described above):

                If to TCF Financial:

                                Attention: General Counsel

                                TCF Financial Corporation

                                801 Marquette Avenue

                                Minneapolis, MN 55402

                If to Executive:

                                Craig R. Dahl

                                10340 Summer Place

                                Eden Prairie, Minnesota 55347

                Or to the last known address for Executive on file at TCF Financial.

                9.2           Headings.  The headings used in this Agreement have been included solely for ease of reference and are not to be construed in any interpretation of this Agreement.

                9.3           Entire Agreement.  This instrument contains the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all prior agreements and understandings with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  No modification or addition to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

                9.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

                9.5           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration except if TCF Financial seeks a court injunction under Section 9.7.  Such arbitration shall be conducted before a panel of three arbitrators sitting in a home office selected by Executive within fifty (50) miles from the location of TCF Financial, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

                9.6           Benefit.  This Agreement shall inure to the benefit of and shall be binding upon TCF Financial, its successors and assigns, and this Agreement shall not be assignable by Executive.

                9.7           Remedies.  Executive acknowledges that the services to be rendered under this Agreement are special, unique and of extraordinary character.  If Executive breaches any covenants, terms or conditions of this Agreement to be performed by him, TCF Financial will suffer irreparable damage and it will be impossible to estimate or determine damages.  Therefore, TCF Financial shall, upon proof of such breach, be entitled as a matter of course to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by Executive, his employers, employees, partners, agents or other associates, or any of them.  TCF Financial’s right to an injunction shall be cumulative and in addition to any other remedies available, either in law or in equity.  In any proceeding to enforce any provision of this Agreement,

Executive shall not assert any contention that there is an adequate remedy at law for the breach or default upon which such proceeding is based.  Nothing in this paragraph shall be construed to prevent any remedy in the courts or in arbitration in the case of any breach of this Agreement by Executive which TCF Financial may elect or invoke.

                9.8           Severability.  If any of the provisions of Section 6.1 of this Agreement are held to be unenforceable because of their scope, duration or area of applicability, the arbitrator making such determination shall have the power to modify such scope, duration or area of applicability or all of them.  Section 6.1, as modified, shall then be valid and enforceable in such modified form.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity and enforceability of all other applications of that provision and of all other provisions and applications hereof shall not in any way be affected or impaired.

                9.9           Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the TCF Personnel Committee.  The failure of TCF Financial or Executive at any time or times to enforce rights under this Agreement strictly in accordance with the same shall not be construed as a waiver or modification of the same.  Waiver by either party of any breach or breaches of this Agreement, or of any noncompliance with any condition or provision of this Agreement, by the other party hereto shall not be deemed a waiver or amendment of such provisions or conditions.

                9.10         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

TCF FINANCIAL CORPORATION

By:	/s/ Lynn A. Nagorske

Title:	President

CRAIG R. DAHL

/s/ Craig R. Dahl